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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No.1)*

                                   AXONYX INC
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   05461R101
             -----------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 31, 2006
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.05461R101                      13G                    Page 2 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. #36-314-5972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No.05461R101                     13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley Capital Services Inc.
       I.R.S.  #13-329-2567
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------

CUSIP No.05461R101                    13G                      Page 4 of 9 Pages

Item 1.     (a)   Name of Issuer:
                  AXONYX INC
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  500 7TH AVENUE
                  10TH FLOOR
                  NEW YORK, NY 10018
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:
                  (1) Morgan Stanley
                  (2) Morgan Stanley Capital Services Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  (1) 1585 Broadway
                      New York, NY 10036
                  (2) 1585 Broadway
                      New York, NY 10036
                  --------------------------------------------------------------
            (c)   Citizenship:
                  (1) The state of organization is Delaware.
                  (2) The state of organization is Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  05461R101
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [x] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
                     Morgan Stanley Capital Services Inc.

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
                     Morgan Stanley

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.05461R101                   13-G                      Page 5 of 9 Pages


Item 4.    Ownership as of OCTOBER 31, 2006.

           (a) Amount beneficially owned:
           See the response(s) to Item  9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to  vote or to direct  the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           (1) As of the date hereof, Morgan Stanley has ceased to be the beneficial owner of more than five percent of the class of securities.

           (2) As of the date hereof, Morgan Stanley Capital Services Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

          *Please note Axonyx Inc, cusip 05461R101, has changed it's name and cusip to TorreyPines Therapeutics Inc., cusip 89235K101; any future files will be made under the new name and cusip.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
           See Exhibit 99.3

Item 8.    Identification and Classification of Members of the Group.
           Not Applicable

Item 9.    Notice of Dissolution of Group.
           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.05461R101                   13-G                      Page 6 of 9 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       NOVEMBER 10, 2006

Signature:  /s/ Jill Ostergaard
            --------------------------------------------------------------------

Name/Title: Jill Ostergaard/Managing Director, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       NOVEMBER 10, 2006

Signature:  /s/ John A. Roberts
            --------------------------------------------------------------------

Name/Title: John A. Roberts/Vice President, Morgan Stanley Capital Services Inc.
            --------------------------------------------------------------------
            Morgan Stanley Capital Services Inc.




EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----

   99.1              Joint Filing Agreement                                   7

   99.2              Secretary's Certificate Authorizing Jill Ostergaard      8
                     to Sign on behalf of Morgan Stanley

   99.3              Item 7 Information                                       9


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.05461R101                   13-G                      Page 7 of 9 Pages


                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                               NOVEMBER 10, 2006
              ---------------------------------------------------


              MORGAN STANLEY and MORGAN STANLEY CAPITAL SERVICES INC.,

              hereby agree that, unless differentiated, this

              Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Jill Ostergaard
           ---------------------------------------------------------------------
           Jill Ostergaard/Managing Director, Morgan Stanley

           MORGAN STANLEY CAPITAL SERVICES INC.

           BY: /s/ John A. Roberts
           ---------------------------------------------------------------------
           John A. Roberts/Vice President, Morgan Stanley Capital Services Inc.


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.05461R101                       13-G                  Page 8 of 9 Pages

                                   EXHIBIT NO. 99.2
                                  ------------------

                                    MORGAN STANLEY

                                SECRETARY'S CERTIFICATE


         I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify as follows:


             (1) Gary G. Lynch is the duly elected Executive Vice President,
                 Chief Legal Officer and Secretary of the Corporation;

             (2) Pursuant to Section 7.01 of the Bylaws of the Corporation
                 and resolutions approved by the Board of Directors of the Corporation on September 25, 1998, the Chief Legal Officer is authorized to enter into agreements and other instruments on behalf of the Corporation and may delegate such powers to others under his jurisdiction; and

             (3) Mr. Lynch signed a Delegation of Authority, dated as of
                 April 7, 2006, which authorized Stuart J. M. Breslow, Dennine Bullard, John H. Faulkner, Christopher L. O'Dell and Jill W. Ostergaard to sign reports to be filed under
                 Section 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation. Such authorization is in full force and effect as of this date

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 10th day of July, 2006.

                                                ______________________________
                                                Charlene R. Herzer
                                                Assistant Secretary

CUSIP No.05461R101                    13-G                     Page 9 of 9 Pages

                                 EXHIBIT NO. 99.3
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

     Morgan Stanley Capital Services Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended.  Morgan Stanley Capital Services

     Inc. is a wholly-owned subsidiary of Morgan Stanley.